Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Crescent Financial Corporation and Subsidiary
Cary, North Carolina

We consent to the incorporation by reference in the registration statements (No. 333-137235 filed as of September 11, 2006; 333-136522 filed as of August 11, 2006; 333-126871 filed as of July 25, 2005; 333-108456 filed as of September 3, 2003; 333-68974 and 333-68990 both filed as of September 5, 2001) on Forms S-8 of Crescent Financial Corporation and Subsidiary (the “Company”) of our report dated March 10, 2008 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, which reports appear in the Company’s 2007 Annual Report on Form 10-K.

Raleigh, North Carolina
March 10, 2008